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Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                      FORM S-8 REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                        Synergy Technologies Corporation
             (Exact name of Registrant as specified in its charter)


                     Colorado                        84-1379164
            ------------------------------       -------------------
           (State or other jurisdiction of        (I.R.S. Employer
            incorporation or organization)       Identification No.)


           335 25th Street S.E., Calgary, Alberta T2A 7H8    Canada
           --------------------------------------------------------
             (Address of principal executive offices)     (Zip Code)


       Agreement between the Registrant and Ruffa & Ruffa, P.C. providing for the payment of compensation in 34,500 shares of Common Stock
                            (Full Title of the Plan)

                             William P. Ruffa, Esq.
                                Ruffa & Ruffa, PC
                              150 East 58th Street
                            New York, New York 10155
                                 (212) 355-0606
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

-------------------------- --------------- ------------------ ------------------- -----------------
                                           Proposed maximum   Proposed maximum
Title of securities        Amount to       offering price     aggregate offering  Amount of
to be registered           be registered   per share          price               registration fee
-------------------------- --------------- ------------------ ------------------- -----------------
Common stock, par
value $.002 per share
-------------------------- --------------- ------------------ ------------------- -----------------
     Barnett Fee           45,875          $60                $27,525
     Agreement
-------------------------- --------------- ------------------ ------------------- -----------------
     Ruffa Legal           34,500          $.60               $20,700
     Services Agreement
-------------------------- --------------- ------------------ ------------------- -----------------
Total                      80,375          $.60               $48,225             $12.10
-------------------------- --------------- ------------------ ------------------- -----------------

(1) The maximum number of shares of common stock includes shares issued as consideration for services rendered pursuant to the terms of an agreement which are being registered under this Registration Statement and for which a registration fee is being paid.
(2) Calculated pursuant to Rule 457(c), based on the closing bid price ($.60 per share) of Registrant's common stock on the Over-the-Counter Bulletin Board on February 27, 2002 (a date within five business days prior to filing this Registration Statement).
(3)   Paid by electronic transfer.

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Section 8(a) of the Securities Act of 1933 ("1933 Act") and Rule 462 of the 1933 Act.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

      Synergy Technologies Corporation (the "Registrant" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The following documents filed by the Company are incorporated in this Registration Statement by reference:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, as filed with the Commission;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2000, the end of the Registrant's last fiscal year.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4. Description of Securities.

      Not Applicable.


Item 5. Interests of Named Experts and Counsel.

      The validity of the shares of common stock registered in this Registration Statement has been passed upon for the Registrant by Ruffa & Ruffa, P.C., whose opinion is attached hereto as Exhibit 5.1. The Registrant has issued 17,250 shares of common stock to each of William Ruffa and William P. Ruffa, Jr. officers of Ruffa & Ruffa, P.C., as partial payment for legal services rendered.


Item 6. Indemnification of Directors and Officers.

      Sections 7-109-102 and 7-109-107 of the Colorado General Corporate Law provides that a corporation may indemnify directors and officers, as well as employees, fiduciaries and agents, against reasonable expenses actually incurred by any such person in connection with any proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The Colorado General Corporate Law


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provides that Section 7-109-107 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, general or specific action of the board of directors or shareholders or by contract. Article X of the Registrant's Articles of Incorporation and Article V of the Registrant's Bylaws provide for indemnification by the Registrant of its directors, officers, employees, fiduciaries and agents to the fullest extent permitted by the Colorado General Corporate Law.

      The Registrant has not, as of this time, obtained any directors' and/or officers' insurance providing for indemnification of the Registrant's directors, officers and/or employees for certain liabilities, but it expects to do so in the future.

      The Registrant has not entered into any indemnification agreements with any of its current or past directors or officers providing for indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.


Item 7. Exemption from Registration Claimed.

      Not Applicable


Item 8. Exhibits.

      For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.


Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required by those paragraphs to be included in a post-effective amendment is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

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      (2) That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.













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                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary in the Province of Alberta, Canada, on February 27, 2002.

                                 SYNERGY TECHNOLOGIES CORPORATION

                                 By: /s/ Barry Coffey
                                 -----------------------------------
                                     Barry Coffey, President
                                     (Duly Authorized Representative)


                               POWER OF ATTORNEY

      We, the undersigned directors and officers of Synergy Technologies Corporation (the "Company"), do hereby severally constitute and appoint Barry Coffey as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Barry Coffey may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Barry Coffey shall do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the date indicated.


Name                    Title                                  Date
----                    -----                                  ----

/s/ Barry Coffey        President and Director                 February 28, 2002
--------------------
Barry J. Coffey


/s/ Thomas E. Cooley    Chief Operating Officer and Director   February 28, 2002
--------------------
Thomas E. Cooley


/s/ Cameron Haworth     President and Director                 February 28, 2002
--------------------
Cameron Haworth


/s/ Marc Cernovitch     Vice President                         February 28, 2002
--------------------
Marc Cernovitch






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/s/ Kelly Warrack          Secretary-Treasurer                 February 28, 2002
--------------------
Kelly Warrack


/s/ James Shone            Director                            February 28, 2002
--------------------
James Shone


/s/ James E. Nielson       Director                            February 28, 2002
--------------------
James E. Nielson


/s/ Duane F. Baumert       Director                            February 28, 2002
--------------------
Duane F. Baumert























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                                INDEX TO EXHIBITS


Exhibit No.                                Description
-----------                                -----------

4.1 Agreement dated February 27, 2002 between the Registrant and Enercom Incorporated.

4.2 Agreement dated February 22, 2002, between the Registrant and Ruffa & Ruffa, P.C.

5.1 Opinion of Ruffa & Ruffa, P.C. as to the validity of the Common Stock being registered

23.1  Consent of KPMG

23.2  Consent of Ruffa & Ruffa, P.C. (contained in Exhibit 5, above).

24 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein



















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